Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2013, in the Registration Statement (Form S-11) and related Prospectus of American Residential Properties, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 22, 2013